EXHIBIT 99.1

Media Contact: Leah Taylor leah@snap-interactive.com

SNAP INTERACTIVE NAMES JON PEDERSEN CHIEF FINANCIAL OFFICER

Former Warner Music Group Executive Assumes Responsibilities to Manage Financial Reporting and Investor Relations at Leading Facebook App Developer

NEW YORK, NY, November 1, 2011 — SNAP Interactive, Inc. (OTCBB: STVI), a leading social application developer with over 50 million installs across its properties, is pleased to announce the appointment of Jon Pedersen, Sr. as Chief Financial Officer. Mr. Pedersen brings more than 15 years of corporate finance, SEC reporting, strategic planning and management experience to SNAP, having most recently served as Senior Vice President – Controller of Warner Music Group.  Prior to its acquisition by Access Industries in July 2011, Warner Music Group was the world’s only stand-alone publicly-traded major music company.  Mr. Pedersen will oversee all financial, investor and management reporting functions, and will also focus on increasing SNAP’s visibility within the market as it expands as a public company.

“This is an extremely exciting hire for SNAP and we’re thrilled to be in a position to add someone with Jon’s impressive background to the management team,” said SNAP’s President and Chief Executive Officer Clifford Lerner.  “I believe Jon will bring a lot of value in overseeing all aspects of our financial reporting, as well as managing investor relations activities as SNAP continues to grow its presence as a publicly traded company.  Jon’s passion and enthusiasm for the technology space makes him a natural fit for SNAP.  Additionally, Jon comes from a senior level position at a former New York Stock Exchange listed company and we believe the experience he brings from that role will be beneficial in helping scale SNAP’s planned growth organizationally.”

Prior to his role at Warner Music Group, Mr. Pedersen was Chief Financial Officer of WestLB Securities Inc., a New York based broker-dealer and subsidiary of WestLB AG.  Mr. Pedersen was also a Vice President at Goldman, Sachs & Co. and started his career at Price Waterhouse LLP in Stamford, Connecticut.  Mr. Pedersen holds a Bachelor of Science in Business Administration with an emphasis in Accounting from the University of Connecticut and an M.B.A. from Columbia Business School.

Mr. Pedersen’s appointment comes at an exciting time in SNAP’s history, highlighted by significant growth in the mobile space and continued growth of its flagship AreYouInterested.com brand.  SNAP currently has more than 30 employees and has increased its headcount by more than 100 percent since late 2010.  The Company has grown revenues for nine straight quarters and SNAP’s latest reported quarter produced the Company’s highest revenue total ever – $4.82 million – representing an increase of 288 percent over the year-ago quarter, putting the Company on an annualized revenue run-rate of more than $19 million.

“I’m extremely impressed with what SNAP has accomplished,” said Mr. Pedersen. “The Company has grown steadily and thoughtfully and I love SNAP’s long-term vision and its product roadmaps.  I share SNAP’s belief that mobile and social applications will provide significant opportunities for growth and feel that we are well positioned to take advantage of these opportunities.  Over the past few quarters, SNAP has gained meaningful traction in its installed user base and has been able to translate that traction into significant year-over-year revenue gains.  I’m excited to be able to play an important role in SNAP’s next chapter, helping to increase its investor relations profile while building out its corporate governance framework.”

SNAP thanks Virtus Recruiting for its efforts in bringing Mr. Pedersen to SNAP.

About SNAP Interactive, Inc.

SNAP Interactive, Inc. develops, owns and operates online dating and social networking applications for social networking websites and mobile platforms.  SNAP’s flagship brand, AreYouInterested.com®, is one of the largest social dating applications on the Internet with over 50 million installs, and offers a completely integrated Facebook, iPhone and Web application. SNAP also offers a multi-platform location-based service called WhoIsNear.com, which allows users to find and promote the best activities going on nearby. For more information, please visit http://www.snap-interactive.com/, its blog at http://blog.snap-interactive.com/, on Facebook at facebook.com/SnapInteractiveInc and on Twitter at @SNAPInteractive.

The references to our websites are inactive textual references only and not hyperlinks.  The contents of our websites are not part of this press release, and you should not consider the contents of these websites in making an investment decision with respect to our common stock.

Facebook® is a registered trademark of Facebook Inc. iPhone® is a registered trademark of Apple Inc.  Are You Interested?® is a registered trademark of SNAP Interactive, Inc.

Forward-Looking Statements

This press release contains “forward-looking statements” made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 that are based on current expectations, estimates, forecasts and assumptions and are subject to risks and uncertainties. Words such as “anticipate,” “assume,” “believe,” “estimate,” “expect,” “goal,” “intend,” “plan,” “project,” “seek,” “target,” and variations of such words and similar expressions are intended to identify forward-looking statements.  Such forward-looking statements are subject to certain risks, uncertainties and assumptions that may cause actual results to differ materially from those expressed by the forward-looking statements, including, but not limited to, the following: the ability to obtain additional financing to implement the Company’s long-term growth strategy; the ability to effectively manage the Company’s growth; the ability to anticipate and respond to changing consumer trends and preferences; reliance on the Company’s sole officer and director and the Company’s ability to attract and hire key personnel; reliance on a very limited number of third party platforms to run the Company’s applications and the ability of third party platforms to take action against these applications, including the ability to restrict access to platform functionality, to remove an application from the platform, to force the Company to use their method of payment or to restrict the methods of collecting payments through their platform; the intense competition in the online dating marketplace; the ability to establish and maintain brand recognition; the ability to develop and support successful applications for mobile platforms; the ability to advertise the Company’s products through a variety of advertising media; the ability to develop and market new technologies to respond to rapid technological changes; the Company’s protection of its intellectual property; increased governmental regulation of the online dating, social networking or Internet industries; and circumstances that could disrupt the functioning of the Company’s applications and websites.  In evaluating these statements, you should carefully consider these risks and uncertainties and those described under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in the Company’s Form 10-Ks, Form 10-Qs and other recent Securities and Exchange Commission filings.

All forward-looking statements speak only as of the date on which they are made. The Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement was made.

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